Exhibit 99.1

National & Retail Trades and First Call

For release: February 2, 2006 at 8:30 AM (EDT)

KOHL'S CORPORATION REPORTS JANUARY SALES

MENOMONEE FALLS, WI, -- (Business Wire) – February 2, 2006 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the four-week period ended January 28, 2006 increased 13.3 percent over the four-week period ended January 29, 2005. On a comparable store basis, sales increased 2.0 percent.

For the 13 weeks ended January 28, 2006 total sales increased 14.1 percent over the 13 weeks ended January 29, 2005.  On a comparable store sales basis, sales increased 2.7 percent. For the 52 weeks ended January 28, 2006, total sales increased 14.5 percent while comparable store sales increased 3.4 percent.

The Company is comfortable with the current First Call consensus earnings estimate of $1.07 per diluted share.

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc.	This Year
	January 28,	January 29,	All	Comp
	2006	2005	Stores	Stores

January	$ 676.4	$ 596.9	13.3%	2.0%
Fourth Quarter	$ 4,651.9	$ 4,078.7	14.1%	2.7%
Year-To-Date	$ 13,402.2	$ 11,700.6	14.5%	3.4%

On January 28, 2006, the Company operated 732 stores in 41 states, compared with 637 stores in 40 states at the same time last year.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message.  This message is accessible by calling (630) 652-3100 and will be available for 36 hours.

Fourth Quarter Earnings Release

Kohl’s Corporation will release its fourth quarter earnings report on February 23, 2006 at 4:00 PM (EST). A conference call is scheduled at 5:00 PM (EST). Investors will have the opportunity to listen to the conference call by dialing (847) 619-6368 ten minutes prior to the start of the call.  A replay of the call will be available for 30 days at (630) 652-3018, Pass code: 13584558.

In addition, the call will be web cast live over the Internet through the Company’s web site located at http://www.kohls.com (see “Company News”), or through Broadcast Networks’ Vcall web site located at http://www.vcall.com.  To listen to the call, please go to either web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and will be available until March 23, 2006.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464